TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made and entered into as of this 1st day of January, 2003, by and between Madison Mosaic, LLC, a limited liability corporation organized under the laws of the State of Wisconsin (hereinafter referred to collectively as "Madison") that is responsible for the management and operation of Mosaic Income Trust, Mosaic Tax-Free Trust, Mosaic Equity Trust and Mosaic Government Money Market Trust, each a Massachusetts statutory Trust (hereinafter referred to individually as a "Trust" and collectively as the "Trusts") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, Madison desires to continue to retain USBFS to provide transfer and dividend disbursing agent services to each series of each Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Appointment of USBFS as Transfer Agent

Madison hereby appoints USBFS as transfer agent of each Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.    Services and Duties of USBFS

USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

  Receive orders for the purchase of shares.

  Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trusts’ custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

  Arrange for issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s current prospectus ("Prospectus").

  Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trusts’ custodian.

  Pay monies upon receipt from the Trusts’ custodian, where relevant, in accordance with the instructions of redeeming shareholders.

  Process transfers of shares in accordance with the shareholder's instructions.

  Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

  Prepare and transmit payments for dividends and distributions declared by each Trust with respect to each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

  Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

  Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

  Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

  Mail shareholder reports and Prospectuses to current shareholders.

  Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

  Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with Madison.

  Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trusts, all as required by applicable federal tax laws and regulations.

  Provide a Blue Sky system that will enable Madison to monitor the total number of shares of each Fund sold in each state. In addition, Madison or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of USBFS for each Fund’s Blue Sky state registration status is solely limited to the initial compliance by Madison for each Fund and the reporting of such transactions to Madison or its agent.

  Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and Madison.

  Reimburse the Funds for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit C hereto.

3.  Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). Madison shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. Madison shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if Madison is disputing any amounts in good faith. Madison shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense Madison is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1-1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by Madison to USBFS shall only be paid out of assets and property of the particular Fund involved.

4. Indemnification; Limitation of Liability

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, Madison and the Trusts shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of Madison or the Trusts, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of Madison.

USBFS shall indemnify and hold Madison and the Trusts harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that Madison or any Trust may sustain or incur or that may be asserted against Madison or any Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’s control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of Madison shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

5.  Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trusts all records and other information relative to the Trusts and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Madison, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by Madison.

Further, USBFS will adhere to the privacy policies adopted by Madison and the Trusts pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trusts’ shareholders with any third party unless specifically directed by Madison or allowed under one of the exceptions noted under the Act.

6. Anti-Money Laundering Program

Madison acknowledges that it has had an opportunity to review, consider and comment upon the procedures provided by USBFS describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Monitoring Procedures") as well as written procedures for verifying a customer’s identity (the "Customer Identification Procedures"), together referred to as the "Procedures," and Madison has determined that the Procedures, as part of the Trusts’ overall anti-money laundering program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

Based on this determination, Madison hereby instructs and directs USBFS to implement the Procedures on the Trusts’ behalf, as such may be amended or revised from time to time.

It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trusts’ anti-money laundering responsibilities.

USBFS agrees to provide to Madison:

  Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Trusts or any shareholder of the Funds;

  Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that Madison agrees not to communicate this information to the customer;

  Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring on behalf of the Trusts;

  Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

  An annual report of its monitoring and customer identification activities on behalf of Madison. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of Madison as may be agreed to from time to time by USBFS and Madison.

Madison hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures on behalf of Madison, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trusts.

7. Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

8. Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to Madison, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of Madison and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to Madison on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

9. Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

10. Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by Madison by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of Madison, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to Madison (if such form differs from the form in which USBFS has maintained, Madison shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.

11. Data Necessary to Perform Services

Madison or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for Madison, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

12. Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

13. Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14. Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to Madison shall be sent to:

Mosaic Funds
550 Science Drive
Madison, WI 53711

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MADISON MOSAIC, LLC ON BEHALF OF                             U.S. BANCORP FUND SERVICES, LLC
MOSAIC INCOME TRUST
MOSAIC TAX-FREE TRUST
MOSAIC EQUITY TRUST
MOSAIC GOVERNMENT MONEY MARKET TRUST

By: (signature)                                                           By: (signature)
Katherine L. Frank                                                   Michael R. McVoy
Title: President                                                         Title: Senior Vice President

Exhibit A

to the

Transfer Agent Servicing Agreement

Fund Names

Name of Series	Date Added
MOSAIC INCOME TRUST
Government Fund	9/27/99
Intermediate Income Fund	9/27/99
MOSAIC TAX-FREE TRUST
Arizona Fund	9/27/99
Missouri Fund	9/27/99
Virginia Fund	9/27/99
National Fund	9/27/99
Tax-Free Money Market	9/27/99
MOSAIC EQUITY TRUST
Investors Fund	9/27/99
Balanced Fund	9/27/99
Mid-Cap Fund	9/27/99
Foresight Fund	9/27/99
MOSAIC GOVERNMENT MONEY MARKET TRUST
Mosaic Government Money Market	9/27/99

Exhibit B

to the

Transfer Agent Servicing Agreement

Fee Schedules
TRANSFER AGENT & SHAREHOLDER SERVICES ANNUAL FEE SCHEDULE MOSAIC FUNDS BEGINNING JANUARY 2003 SERVICES, AML FEES BEGINNING IN NOVEMBER 2002
Service Charges to the Fund*

Shareholder Account Fee (Subject to Minimum)

No-Load - $15.00 /open account

$10.00/Closed account

Daily Accrual Fund - $21.00 /Open account

$10.00/Closed account

Annual Minimum

  $10,000 per no-load fund 1st Year

  $11,000 per no-load fund 2nd Year

  $12,000 per no load fund 3rd Year

  $28,000 per load Fund

  $15,000 each additional class

Activity Charges

  Telephone Calls - $1.00 /call

  Draft Check Processing - $1.00 /draft

  Daily Valuation Trades - $6.75 /trade

  Lost Shareholder Search - $5.00 /search

  E-mail Services

$200 /month administration

$3.00 /e-mail received

  AML Base Service (excl Level 3 accounts)

0-999 accounts - $500.00/year

1,000-4,999 accounts - $1,000/year

5,000-9,999 accounts - $2,500/year

10,000+ accounts - $5,000/year

  AML New Account Service - $1.00/new domestic accounts and $2.00/new foreign account

  ACH/EFT Shareholder Services:

$125.00 /month/fund group

$ .50 /ACH item, setup, change

$5.00 /correction, reversal

Out-of-pocket Costs - Including but not limited to:

  Telephone toll-free lines, call transfers, etc.

  Mailing, sorting and postage

  Stationery, envelopes

  Programming, special reports

  Insurance, record retention, microfilm/fiche

  Proxies, proxy services

  ACH fees, NSCC charges

  All other out-of-pocket expenses

Service Charges to Investors

Qualified Plan Fees (Billed to Investors)

  $12.50 /qualified plan acct (Cap at $25.00/SSN)

  $12.50 /Coverdell ESA acct (Cap at $25.00/SSN)

  $25.00 /transfer to successor trustee

  $25.00 /participant distribution (Excluding SWPs)

  $25.00 /refund of excess contribution

Additional Shareholder Fees (Billed to Investors)

  $15.00 /outgoing wire transfer

  $15.00 /overnight delivery

  $ 5.00 /telephone exchange

  $25.00 /return check or ACH

  $25.00 /stop payment

  $ 5.00 /research request per account (Cap at $25.00/request) (For requested items of the second calendar year [or previous] to the request)

Technology Charges

1. NSCC Service Interface – All NSCC Services

  Setup - $1,500 /fund group

  Annual - $1,400 /cusip/year

2. Telecommunications and Voice Services

  Service Setup - $1,500 ATT transfer connect

  VRU Setup - $500 /fund group

  VRU Maintenance - $100 /cusip/month

  $.35 /voice response call

  $.40 /voice recognition call

3. Asset Allocation Services - $8.00 /account group/year (4 reallocations)

4. 12b-1 Aging - $1.50 /account/year

5. Fund Group Setup (first class) - $5,000 /fund group

6. Fund Setup - $2,500 /fund/class (beyond first class)

7. Average Cost - $.35 /account/year

8. Development/Programming - $150 /hour

9. File Transmissions – subject to requirements

10. Selects - $300 per select, plus $50 /Excel

11. Extraordinary services – charged as incurred

  Conversion of Records (if necessary) – Estimate to be provided.

  Custom processing, re-processing

  All other extraordinary services

Fees are billed monthly.

* Subject to CPI increase.

*Effective with the first day after expiration of the first twelve (12) months of service, the fees and charges set forth in this Schedule shall be increased over the fees and charges during the previous twelve (12) months in the amount equal to the change in the Consumer Price Index for all Urban Consumers in the Milwaukee, Wisconsin Metropolitan Statistical Area, All Terms, Based 1982-1984 = 100, as last reported by the U.S. Bureau of Labor Statistics ("CPI-U") during the five (5) year period immediately preceding expiration of the first 12 month service period. Thereafter, all of the fees and charges in this fee schedule (except for out-of-pocket expenses) shall increase annually upon each anniversary of this Schedule in an amount equal to the percentage change in the CPI-U for the proceeding twelve (12) months.

Exhibit C

to the

Transfer Agent Servicing Agreement

As Of Processing Policy

For all funds within any of the Trusts that have a fiscal year end of September 30th, gains/losses resulting from "as of" transactions will be settled once every year on September 30th. USBFS will immediately pay the affected fund for any specific loss that is above the 1/2 cent materiality threshold to avoid a share price error on that day. USBFS will track and accumulate all gains/losses regardless of materiality. If, at any time, a fund reaches a net loss position of 1/2 cent, USBFS will reimburse the fund by an amount that will reduce such accumulated loss to 1/4 cent of the fund’s NAV. USBFS will be responsible for communicating the reimbursement to Madison and reimbursing the appropriate fund’s custodian account. At September 30th, if the fund is in a net loss position, USBFS will settle the loss by reimbursing Madison for any amount above 1/4 cent of NAV and writing off a maximum 1/4 cent of NAV.

For all funds within any of the Trusts that have a fiscal year end of December 31st, gains/losses resulting from "as of" transactions will be settled once every year on December 31st. USBFS will immediately pay the affected fund for any specific loss that is above the 1/2 cent materiality threshold to avoid a share price error on that day. USBFS will track and accumulate all gains/losses regardless of materiality. If, at any time, a fund reaches a net loss position of 1/2 cent, USBFS will reimburse the fund by an amount that will reduce such accumulated loss to 1/4 cent of the fund’s NAV. USBFS will be responsible for communicating the reimbursement to Madison and reimbursing the appropriate fund’s custodian account. At December 31st, if the fund is in a net loss position, USBFS will settle the loss by reimbursing Madison for any amount above 1/4 cent of NAV and writing off a maximum 1/4 cent of NAV.